Exhibit 23(d)(19)
INVESTMENT SUB-ADVISORY AGREEMENT
     THIS INVESTMENT SUB-ADVISORY AGREEMENT (“Agreement”), made this 31 day of December, 2008 by and between Roszel Advisors LLC, a Delaware limited liability company (“Adviser”), and J. P. Morgan Investment Management Inc. (“Sub-Adviser”).
     Adviser and Sub-Adviser agree as follows:
1. Appointment of Sub-Adviser. Adviser hereby engages the services of Sub-Adviser in connection with Adviser’s management of the Roszel/JPMorgan International Equity Portfolio (“Portfolio”) of MLIG Variable Insurance Trust (“Trust”). Pursuant to this Agreement and subject to the oversight and supervision by Adviser and the officers and the board of trustees of the Trust, Sub-Adviser shall manage the investment and reinvestment of that portion or portions of the assets of the Portfolio that the Adviser shall, from time to time, direct the Sub-Adviser to manage.
2. Services to be Provided by the Sub-Adviser. Sub-Adviser hereby accepts the appointment by Adviser in the foregoing capacity and agrees to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services under the terms and conditions set forth in this Agreement and for the compensation to the Sub-Adviser specified in this Agreement.
     (a) In particular, Sub-Adviser shall furnish continuously an investment program for the Portfolio and shall determine from time to time, in its discretion without prior consultation with Adviser, the securities and other investments to be purchased or sold or exchanged and what portion or portions of the Portfolio shall be held in various securities, cash or other investments. In this connection, Sub-Adviser shall provide Adviser and the officers and trustees of the Trust with such reports and documentation as the latter shall reasonably request regarding Sub-Adviser’s management of the Portfolio assets.
     (b) Sub-Adviser shall carry out its responsibilities under this Agreement in compliance with: (1) the Portfolio’s investment objective, policies and restrictions as set forth in the Trust’s current registration statement, (2) all policies, procedures, guidelines or directives as the board of trustees of the Trust may, from time to time, approve and adopt and communicate in writing to the Sub-Adviser, and (3) applicable law and related regulations. Sub-Adviser will not be required under this Agreement to comply with any policies, procedures, guidelines or directives that are in clear violation of applicable laws or regulations or the Sub-Advisor’s internal policies.
          (i) Adviser shall promptly notify Sub-Adviser in writing of changes to (1) or (2) above and shall notify Sub-Adviser in writing of changes to (3) above promptly after it becomes aware of such changes.

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     (ii) In particular, the Sub-Adviser shall be responsible to ensure that each portion of the assets of the Portfolio that it manages: (1) complies with the diversification requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, (“Code”) and regulations issued thereunder as these apply to separate accounts through which variable life insurance contracts and variable annuity contracts are issued, and (2) satisfies the requirements of Section 851(b)(2)and 851(b)(3) of the Code. In addition, the Sub-Adviser agrees that it shall take no action that would call into question the Portfolio’s status as a “regulated investment company” within the meaning of Section 851 of the Code and shall not fail to take any action reasonably related to the duties described in this Agreement that would be required to preserve the Portfolio’s status as a “regulated investment company” within the meaning of Section 851 of the Code.
     (iii) Sub-Adviser shall not consult with other sub-advisers of the Portfolio, or with sub-advisers of other investment portfolios of the Trust, concerning transactions in portfolio securities or other portfolio investments of the Portfolio.
     (c) Sub-Adviser shall take all actions which it considers necessary to implement the investment objective and policies of the Portfolio, and in particular, to place all orders for the purchase or sale of securities or other investments for the Portfolio with brokers or dealers selected by it, and, to that end, Sub-Adviser is authorized as the agent of the Trust to give instructions to the Trust’s custodian as to deliveries of securities or other investments and payments of cash for the account of the Portfolio. In connection with the selection of brokers or dealers and the placing of purchase and sale orders with respect to securities or other investments of the Portfolio, Sub-Adviser will at all times seek to obtain best execution which means prompt and reliable execution at the best obtainable price and reasonable commissions.
     (d) In the selection of brokers and dealers to execute portfolio transactions, the Sub-Adviser will consider not only the available prices and rates of brokerage commissions, but also other relevant factors which may include, without limitation: (1) the execution capabilities of such brokers and dealers, (2) research and other services provided by such brokers and dealers which the Sub-Adviser believes will enhance its general portfolio management capabilities, (3) the size of the transaction, (4) the difficulty of execution, (5) the operational facilities of such brokers and dealers, (6) the risk to such a broker or dealer of positioning a block of securities, and (7) the overall quality of brokerage and research services provided by such brokers and dealers. In connection with the foregoing, Sub-Adviser is specifically authorized to pay those brokers and dealers who provide brokerage and research services to it a higher commission than that charged by other brokers and dealers if the Sub-Adviser determines in good faith that the amount of such commission is reasonable in relation to the value of such services in terms of either the particular transaction or in terms of Sub-Adviser’s overall responsibilities with respect to the Portfolio and to any other client accounts or portfolios which Sub-Adviser or its affiliates advise. The execution of such transactions shall not be considered to represent an unlawful breach of any duty created by this Agreement or otherwise. Subject to the requirements of U.S. law, Adviser agrees that Sub-Adviser may follow the best execution policy described on Appendix A.

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     (e) Adviser hereby agrees that the Sub-Adviser may execute trades in markets that are not “regulated markets” as that term is defined in the “Markets in Financial Instruments Directive” and may utilize a multilateral trading facility. See Appendix A.
     (f) Sub-Adviser also is authorized to aggregate purchase and sale orders for securities held (or to be held) in the Portfolio with similar orders being made on the same day for other client accounts or portfolios managed by Sub-Adviser. When an order is so aggregated: (1) the actual prices applicable to the aggregated transaction will be averaged and the Portfolio and each other account or portfolio participating in the aggregated transaction shall be treated as having purchased or sold its portion of the securities at such average price, and (2) all transaction costs incurred in effecting the aggregated transaction shall be shared on a pro-rata basis among the accounts or portfolios (including the Portfolio) participating in the transaction. Adviser recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Portfolio. Minimum allocations are set by multiples of lot size and therefore there may be circumstances where the allocation is too small for the Portfolio and the cost of processing the transaction may be greater than the benefit of receiving the allocation. In such circumstances a pro-rata allocation may not be in the best interest of the Portfolio. The Sub-Adviser, is therefore, permitted to reallocate small orders to other client accounts
     (g) When recommending or effecting a transaction in a particular security or investment for more than one client account or portfolio (including the Portfolio), Sub-Adviser may allocate such recommendations or transactions among all accounts and portfolios for whom the recommendation is made or transaction is effected on a basis that Sub-Adviser considers equitable. Adviser recognizes that in some instances this procedure may adversely affect the size of the position that may be obtained for the Portfolio.
     (h) The Sub-Adviser shall have no responsibility with respect to the collection of income, physical acquisition or the safekeeping of the assets of the Portfolio. The Sub-Adviser shall have no responsibility for the payment of any taxes due on capital or income held or collected for the Portfolio and the filing of any returns in connection therewith or otherwise required by law. The Adviser shall provide Subadviser with reasonable advance notice of any subsequent changes in the Portfolio’s custodian.
     (i) The Adviser acknowledges that all services provided by Sub-Adviser under this Investment Sub-Advisory Agreement are provided on the basis that the Adviser and the Portfolio are “Professional Clients” as defined by the U.K. Financial Services Authority’s rules.
          Not an Exclusive Arrangement. Sub-Adviser’s services under this Agreement are not exclusive. Sub-Adviser may provide the same or similar services to other clients including other investment companies and accounts following the same strategy as the Portfolio. Adviser acknowledges that, except when transactions for multiple clients are aggregated, transactions in a specific security or other investment may not be recommended or executed at the same time or price for all client accounts or portfolios (including the Portfolio) for which that security or investment is recommended or executed. This Agreement does not require Sub-Adviser to give priority to the Portfolio over other client accounts or portfolios.

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3. Independent Contractor. Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Adviser, the Trust or the Portfolio or otherwise be deemed agents of the Adviser, the Trust or the Portfolio.
4. Use of Affiliated Broker Dealer. Sub-Adviser, an affiliated person of Sub-Adviser, the Adviser, or an affiliated person of the Adviser or the Trust may act as broker for the Portfolio in connection with the purchase or sale of securities or other investments for the Portfolio, subject to: (1) the requirement that Sub-Adviser seeks to obtain best execution and price in accordance with the policy guidelines approved and adopted by the board of trustees of the Trust and set forth in the Trust’s current registration statement; (2) the provisions of the Investment Company Act of 1940, as amended (“1940 Act”) and regulations thereunder; (3) the provisions of the Investment Advisers Act of 1940, as amended (“Advisers Act”) and the regulations thereunder; (4) the provisions of the Securities Exchange Act of 1934, as amended, and the regulations thereunder; and (5) other applicable provisions of law. Such brokerage services are not within the scope of the duties of Sub-Adviser under this Agreement. Subject to the requirements of applicable law and any procedures approved and adopted by Trust’s board of trustees, Sub-Adviser or its affiliated persons may receive brokerage commissions, fees or other remuneration from the Portfolio or the Trust for such services in addition to Sub-Adviser’s fees for services under this Agreement.
5. Voting Rights. The Adviser delegates the Adviser’s discretionary authority to exercise voting rights with respect to the securities and other investments in the Portfolio to the Sub-Adviser. The Sub-Adviser shall exercise these voting rights unless and until the Adviser revokes this delegation. The Adviser may revoke this delegation at any time without cause. The Sub-Adviser shall maintain and preserve a record, in an easily-accessible place for a period of not less than three years, of the Sub-Adviser’s voting procedures, and of the Sub-Adviser’s actual votes, and shall supply this record to the Adviser, or any authorized representative of the Adviser, upon the written request of the Adviser or the Adviser’s authorized representative, as appropriate.
6. Representations and Warranties of the Sub-Adviser.
     (a) Sub-Adviser is registered with the U.S. Securities and Exchange Commission (“SEC”) under the Advisers Act. Sub-Adviser shall remain so registered throughout the term of this Agreement and shall notify Adviser immediately if Sub-Adviser ceases to be so registered as an investment adviser.

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     (b) Sub-Adviser is duly organized and validly existing under the laws of the Delaware with the power to own and possess its assets and carry on its business as it is now being conducted,
     (c) Sub-Adviser has the authority to enter into and perform the services contemplated by this Agreement,
     (d) Sub-Adviser is not prohibited by the Investment Company Act of 1940, as amended, (“1940 Act”) or the Advisers Act from performing the services contemplated by this Agreement,
     (e) Sub-Adviser has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services this Agreement, and
     (f) Sub-Adviser will promptly notify Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.
7. Representation and Warranties of the Adviser.
     (a) Adviser is duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted,
     (b) Adviser has the authority to enter into and perform the services contemplated by this Agreement,
     (c) Adviser is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement,
     (d) Adviser has full power and authority to appoint Sub-Adviser to manage the Portfolio in accordance with the terms of this Agreement,
     (e) this Agreement is valid and has been duly authorized, does not violate any obligation by which the Adviser is bound, and when so executed and delivered, will be binding upon the Adviser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and general principles of equity (and the Adviser agrees to provide Sub-Adviser with evidence of such authority as may be reasonably requested by Sub-Adviser).
     (f) Adviser has met, and will continue to seek to meet for the duration of this Agreement, any other applicable federal or state requirements, or the applicable requirements of any regulatory or industry self-regulatory agency, necessary to be met in order to perform the services this Agreement, and

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     (g) Adviser will promptly notify Sub-Adviser of the occurrence of any event that would disqualify it from serving as an investment adviser to an investment company pursuant to Section 9(a) of the 1940 Act.
     (h) Adviser represents that the Trust is (and during the term of this Agreement, will remain) registered as an open-end management investment company under the 1940 Act and that the shares of the Trust representing an interest in the Portfolio are (and during the term of this Agreement will remain) registered under the Securities Act of 1933 and under any applicable state securities laws.
8. Code of Ethics. Sub-Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and will provide Adviser and the Trust with a copy of that code, together with evidence of its adoption. Within 20 days of the end of each calendar quarter during which this Agreement remains in effect, the president or a vice president of Sub-Adviser shall certify to Adviser or the Trust that Sub-Adviser has complied with the requirements of Rule 17j-1 during the previous quarter and that there have been no violations of Sub-Adviser’s code of ethics or, if such a violation has occurred, that appropriate action has been taken in response to such violation. Upon written request of the Adviser, the Sub-Adviser will furnish in a timely manner summaries of the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1).
9. Compensation of the Sub-Adviser. For the services rendered, the facilities furnished and the expenses assumed by Sub-Adviser, Adviser shall pay Sub-Adviser at the end of each month a fee based on the average daily net assets of the Portfolio at the annual rate of .40%.
     (a) Sub-Adviser’s fee shall be accrued daily at 1/365th of the applicable annual rate set forth above. For the purpose of accruing compensation, the net assets of the Portfolio shall be determined in the manner and on the dates set forth in the current prospectus of the Trust, and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined.
     (b) In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within thirty business days of the date of termination.
     (c) During any period when the determination of net asset value is suspended, the net asset value of the Portfolio as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.
10. Records.
     (a) Sub-Adviser hereby undertakes and agrees to maintain, in the form and for the period required by Rule 31a-2 under the 1940 Act, all records relating to the Portfolio’s investments that are required to be maintained by the Trust pursuant to the requirements of paragraphs (b)(5), (b)(6), (b)(7), (b)(9), (b)(10) and (f) of Rule 31a-1 under the 1940 Act.

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     (b) Sub-Adviser agrees that all books and records which it maintains for the Portfolio or the Trust are the property of the Trust and further agrees to surrender promptly to the Adviser or the Trust any such books, records or information upon the Adviser’s or the Trust’s request (provided, however, that Sub-Adviser may retain copies of such records). All such books and records shall be made available, within five business days of a written request, to the Trust’s accountants or auditors during regular business hours at Sub-Adviser’s offices. Adviser and the Trust or either of their authorized representative shall have the right to copy any records in the possession of Sub-Adviser which pertain to the Portfolio or the Trust. Such books, records, information or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. In the event of the termination of this Agreement, upon the request of the Adviser or the Trust, all such books, records or other information shall be returned to Adviser or the Trust.
     (c) The Sub-Adviser agrees that the policies and procedures established by the Sub-Adviser for managing the Portfolio, including, but not limited to, the Sub-Adviser’s “Compliance Program” designed to ensure compliance with federal and state regulations governing the sub-adviser/client relationship and management and operation of the Portfolio, shall be made available for inspection by the Adviser and the Trust or either of their authorized representatives not less frequently than annually.
11. Confidentiality.
     (a) Each party agrees that it will not disclose or use any records or confidential information obtained pursuant to this Agreement in any manner whatsoever except (i) as authorized in this Agreement, (ii) as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement; (iii) with the written consent of the other party; or (iv) as required by federal or state regulatory authorities, law or judicial process.
     (b) Confidential information shall not include information a party to this Agreement can clearly establish was (i) known to the party prior to this Agreement; (ii) rightfully acquired by the party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other party to this Agreement; (iii) placed in public domain without fault of the party or its affiliates; or (iv) independently developed by the party without reference or reliance upon any confidential information.
     (c) Notwithstanding the provisions of Section 12 (a), to the extent that any market counterparty with whom the Sub-Adviser deals requires information relating to the Portfolio (including, but not limited to, the identity of the Portfolio and market value of the Portfolio), the Sub-Adviser shall be permitted to disclose such information to the extent necessary to effect transactions on behalf of the Portfolio in accordance with the terms of this Agreement.

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     (d) It is understood that any information or recommendation supplied by, or produced by, the Sub-Adviser in connection with the performance of its obligations hereunder is to be regarded by the Trust and the Adviser as confidential and for use only by the Adviser and the Trust. Furthermore, except as required by law (including, but not limited to semi-annual, annual or other filings made under the 1940 Act) or as agreed to by the Adviser and the Sub-Adviser, the Adviser and the Trust will not disclose, in any manner whatsoever except as expressly authorized in this Agreement, any list of securities held by the Portfolio for a period of at least 30 days after month end, except that the Portfolio’s top 10 holdings may be disclosed 10 days after month end. In addition, the Adviser or the Trust may disclose, earlier than 30 days after month end, a list of the securities held by the Portfolio to certain third parties who have entered into a confidentiality agreement with the Trust.
     (e) It is specifically agreed by the parties that the Sub-Adviser may disclose the investment performance of the Portfolio, provided that such disclosure does not reveal the identity of the Adviser, the Portfolio or the Trust. Sub-Adviser may, however, disclose that Adviser, the Trust and the Portfolio are its clients, provided that such disclosure does not reveal the investment performance or the composition of the Portfolio.
12. Standard of Care. In the absence of willful misfeasance, bad faith or gross negligence on the part of Sub-Adviser or its officers, trustees or employees, or reckless disregard by Sub-Adviser of its duties under this Agreement (together, “disabling conduct”), Sub-Adviser shall not be liable to Adviser, the Portfolio, the Trust or to any shareholder of the Portfolio for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security, except to the extent otherwise provided in Section 36(b) of the 1940 Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Notwithstanding the foregoing, breach by the Sub-Adviser of the Section 2(b)(ii) hereof is deemed to be disabling conduct.
Sub-Adviser does not guarantee the future performance of the Portfolio or any specific level of performance, the success of any investment decision or strategy that Sub-Adviser may use, or the success of Sub-Adviser’s overall management of the Portfolio. The Trust and Advisor understand that investment decisions made for the Portfolio by Sub-Adviser are subject to various market, currency, economic, political and business risks, and that those investment decisions will not always be profitable. Sub-Adviser will manage only the assets of the Portfolio allocated to its management by the Adviser and in making investment decisions for the Portfolio.
13. Indemnification by Sub-Adviser.
     (a) Sub-Adviser agrees to indemnify and defend Adviser, its officers, trustees, partners, employees and any person who controls Adviser for any loss or expense (including attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of any actual or alleged material misstatement or omission in the Trust’s registration statement, any proxy statement, or communication to current or prospective investors in the Portfolio relating to disclosure about Sub-Adviser provided to Adviser by Sub-Adviser.

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     (b) Sub-Adviser agrees to indemnify and defend Adviser, its officers, trustees, partners, employees and any person who controls Adviser for any loss or expense (including attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of any action or omission of the Sub-Adviser that causes the portion or portions of the assets of the Portfolio managed by the Sub-Adviser not to: (a) comply with the diversification requirements of Section 817(h) of the Code and regulations issued thereunder as these apply to separate accounts through which variable life insurance contracts and variable annuity contracts are issued, and (b) continuously satisfy the requirements of Section 851(b)(2) and 851(b)(3) of the Code.
14. Indemnification by Advisor. Adviser agrees to indemnify and defend Sub-Adviser, its officers, trustees, partners, employees and any person who controls Adviser for any loss or expense (including attorneys’ fees) arising out of any claim, demand, action, suit or proceeding arising out of any actual or alleged material misstatement or omission in the Trust’s registration statement, any proxy statement, or other communication to current or prospective investors in the Portfolio (other than a misstatement or omission relating to disclosure about Sub-Adviser approved by the Sub-Adviser or provided to Adviser or the Trust by Sub-Adviser).
15. Use of Name. The Sub-Adviser agrees to permit the Adviser and the Trust to use its name, along side the Adviser’s name, in the Portfolio’s name and in descriptions of the Portfolio, as these appear in the Trust’s prospectus(es) and/or sales literature related to the Portfolio, provided, however, that the Adviser and the Trust shall cease such use of the Sub-Adviser’s name in the event that this Agreement is terminated. Neither the Trust nor the Adviser shall, without the prior written consent of the Sub-adviser make any other representations regarding the Sub-Adviser or reference to the Sub-Adviser or any affiliates of the Sub-Adviser in any disclosure document, advertisement, sales literature or other promotional materials without the prior approval of the Sub-Adviser. If Sub-Adviser does not respond within five business days regarding materials submitted to it for approval, such material shall be deemed to have been approved by the Sub-Adviser.
16. Term and Duration of the Agreement.
     (a) This Agreement shall not become effective unless and until it is approved by the board of trustees of the Trust, including a majority of trustees who are not parties to this Agreement or interested persons of any such party to this Agreement, and, to the extent required by law, a majority of the outstanding shares of the class of the Trust’s stock representing an interest in the Portfolio. This Agreement shall come into full force and effect on the date which it is so approved.
     (b) This Agreement shall continue in effect for two years and shall thereafter continue in effect from year to year so long as such continuance is specifically approved at least annually by (1) the board of trustees of the Trust, or by the vote of a majority of the outstanding shares of the class of stock representing an interest in the Portfolio, and (2) a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

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17. Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time without the payment of any penalty, by the Trust’s board of trustees, or by vote of a majority of the outstanding shares of the class of stock representing an interest in the Portfolio on sixty days written notice to the Adviser and Sub-Adviser, or by the Adviser, or by the Sub-Adviser, on sixty days written notice to the other. This Agreement shall automatically terminate in the event of its assignment or in the event of the termination of the investment advisory agreement between the Adviser and the Trust regarding the Adviser’s management of the Portfolio.
18. Amendments to the Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved by (a) a majority of those trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval, and, if required by applicable law, (b) a majority of votes attributable to the outstanding Trust shares of the class representing an interest in the Portfolio.
20. Trade Settlement at Termination. Termination will be without prejudice to the completion of any transaction already initiated. On, or after, the effective date of termination, the Sub-Adviser shall be entitled, without prior notice to the Adviser or the Portfolio, to direct the Portfolio’s custodian to retain and/or realize any assets of the Portfolio as may be required to settle transactions already initiated, and to pay any outstanding liabilities of the Sub-Adviser with respect to such transaction. Following the date of effective termination, any new transactions will only be executed by mutual agreement between the Adviser and the Sub-Adviser.
21. Force Majeure. Neither party shall be liable for damages resulting from delayed or defective performance when such delays arise out of causes beyond the control and without the fault or negligence of the party and could not have been reasonably prevented by the party through back-up systems and other business continuation and disaster recovery procedures commonly employed by other SEC-registered investment advisers that meet reasonable commercial standards in the investment company industry. Such causes may include, but are not restricted to, Acts of God or of the public enemy, terrorism, acts of the State in its sovereign capacity, fires, floods, earthquakes, power failure, disabling strikes, epidemics, quarantine restrictions, and freight embargoes.

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22. Delegation. Sub-Adviser may employ an affiliate or a third party to perform any accounting, administrative, reporting and ancillary services required to enable Sub-Adviser to perform its functions under this Agreement. Notwithstanding any other provision of the Agreement, Sub- Adviser may provide information about the Portfolio to any such affiliate or other third party for the purpose of providing the services contemplated under this clause. Sub-Adviser will act in good faith in the selection, use and monitoring of affiliates and other third parties, and any delegation or appointment hereunder shall not relieve Sub-Adviser of any of its obligations under this Agreement.
23. Customer Identification Program. To help the government fight the funding of terrorism and money laundering activities, Sub-Adviser has adopted a Customer Identification Program, (“CIP”) pursuant to which Sub-Adviser is required to obtain, verify and maintain records of certain information relating to its clients. In order to facilitate Sub-Adviser’s compliance with its CIP, Adviser hereby represents and warrants that (i) the Portfolio’s taxpayer identification number or other government issued identification number is                     , (ii) all documents provided to Sub-Adviser are true and accurate as of the date hereof, and (iii) Adviser agrees to provide to Sub-Adviser such other information and documents that Sub-Adviser requests in order to comply with Sub-Adviser’s CIP.
24. Use of Terms. The terms “assignment”, “affiliated person” and “interested person”, when used in this Agreement, shall have the respective meanings specified in the 1940 Act. The term “majority of the outstanding shares of the class” means the lesser of (a) 67% or more of the votes attributable to shares of such class present at a meeting if more than 50% of the votes attributable to such shares are present or represented by proxy or (b) more than 50% of the votes attributable to shares of such class.
25. Governing Law. This Agreement shall be construed in accordance with laws of the State of Delaware, and applicable provisions of the Advisers Act and 1940 Act.
26. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

Roszel Advisers LLC

	By: Name:	/s/ John Manetta John Manetta
	Title:	President and CIO

ATTEST:
[ILLEGIBLE]

J.P. Morgan Investment Management Inc.

	By:	/s/ Scott Moritz

	Name:	Scott Moritz
	Title:	Vice President

ATTEST:
Janice Lamagna

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APPENDIX A
J. P. Morgan Investment Management Inc., London Branch
Order Execution Policy Disclosure
1 Introduction
The rules of the Financial Services Authority (“FSA”), in implementing the Markets in Financial Instruments Directive (“MiFID”), require investment firms to send information on their execution policy to their clients, showing the reasonable steps they seek to take to obtain the best possible result (“best execution”) for their clients. This document sets out information on the execution policy of JPMorgan Asset Management (UK) Limited and its investment management affiliates (“JPMAM” 1) and covers all asset classes that we may manage for our clients from the United Kingdom.
2 Obtaining best execution
We will consider a number of factors in seeking to obtain best execution. These may include price, costs, speed, likelihood of execution and settlement, size, and the nature of the trade or other considerations.
The relative importance of these factors will be determined by considering matters including the characteristics of the portfolio manager’s order, the characteristics of the financial instruments that are subject to that order and the characteristics of the counterparties and execution venues to which that order can be directed.
Ordinarily, price and costs together will merit high relative importance in obtaining best execution, but this will be tempered, for example, where speed of execution becomes important for investment or client cash flow requirements, or where the size of the trade is large compared to the liquidity of the instrument in question.

1	JPMorgan Asset Management refers to the following UK based legal entities: JPMorgan Asset Management (UK) Limited, JPMorgan Investment Management Inc. London Branch, JPMorgan Chase Bank N.A. London Branch (Asset Management Division).

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3 Dealing venues/counterparties
We assess dealing venues and counterparties to determine whether they are able to provide us with best execution on a consistent basis. Our internal Risk Management Department assesses counterparties before they are approved for use and periodically reviews the credit ratings of all the counterparties we use. Our dealers, portfolio managers and research analysts continually consider the quality of service provided by counterparties, with a formal review conducted at least annually.
JPMAM believes that execution quality can be improved for certain asset classes when our in-house dealers situated locally place trades for execution, making use of local knowledge and working in local time zones. Therefore, we may have relevant transactions executed through our dealing desks in the United Kingdom, the United States or Asia.
We execute transactions for our clients in various ways:
We may place orders with counterparties in the EEA,(European Economic Area) who will themselves be subject to MiFID best execution requirements in these circumstances. They, in turn, may execute the transaction on a regulated market, on an electronic trading facility (referred to as a Multilateral Trading Facility under MiFID) or internally, either by crossing with orders from their other clients or by using their own capital (and acting as principal).
We may alternatively request a quote to trade over the counter with a counterparty on behalf of a portfolio. We will execute the transaction with the counterparty where we believe the terms enable us to achieve best execution. This method of dealing is customary and predominant in the fixed income and currency markets and we may use it for other instruments such as equities and derivatives when we believe that it will achieve best execution for clients.
We will place orders with counterparties outside the EEA or execute transactions with counterparties outside the EEA where the orders relate to instruments that are not traded in the EEA or where best execution will be achieved outside the EEA, for example because the price and costs may be cheaper.

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We consider some or all of the following criteria in choosing the most appropriate venue or counterparty to seek to obtain best execution, depending on the order:
•	the size of the trade relative to other trades in the same financial instrument

•	the need to minimise the possible market impact

•	ability of our counterparty to commit their capital to our trades

•	access to liquidity/natural order flow

•	whether or not the security is traded on exchange or over the counter

•	the client mandate and client restrictions

•	overall ranking of the counterparty from our internal reviews

•	clearance and settlement capabilities

•	commission rates and other costs

•	characteristics of the venue(s) to which the order can be directed

•	any other relevant factor
We generally conclude transactions in listed mutual funds (but not investment trusts) with the fund provider at the official price since we do not consider that sufficient liquidity is available elsewhere to enable us to obtain the best possible result on a consistent basis.
4 Assessment
We look to minimise the impact of our trades on the market and keep trading costs low by aggregating trades for our clients. In the case of equities, we use a number of post trade analytical tools to monitor the costs of individual transactions where possible. We monitor trade prices against industry benchmarks where available, with the assistance of exception reports to determine if best execution has been achieved.
5 Review of policy
We will review our execution arrangements and policy at least annually, and additionally where there is a material change to our execution arrangements. We review annually the EEA and non-EEA brokers with whom we place orders for execution. We will notify our clients of material changes.
July, 2007

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Financial Services Authority Disclosure Document
Disclosure obligations with reference to the Investment Management Agreement dated [DATE] (the “Agreement”) between
JPMorgan Asset Management (UK) Limited (the “Manager”) ....... and (the “Client”).
Where all or part of a mandate is managed in the UK, the FSA requires that we, the Manager, make certain disclosures to the Client, where such disclosures may not be included in the Agreement.

Client Classification	The Manager is required to categorise the client under the FSA rules, and for these purposes the Client is categorised as a Professional Client as defined by the FSA. The client has the right to seek a different categorisation, however the Manager does not generally provide investment services directly to Retail Clients.

Material Interests and Conflicts of Interests	The Manager is required to maintain and operate effective organisational and administrative arrangements with a view to taking all reasonable steps to identify, monitor and manage conflicts of interest. The Manager has put in place a Policy to safeguard our clients’ interests. Where there are no means of managing a conflict to protect our client interests we will disclose this to our clients so they can make an informed decision in relation to the particular situation. A copy of our conflicts policy is contained in Schedule 1.

Dealing Commission	The FSA requires that the Manager make disclosures both prior to trading and on a periodic basis, in relation to commissions on client trades being used to pay for the receipt of goods or services that relate to the execution of trades or the provision of research. In certain circumstances and with client consent, commission on trades may be used to pay for research provided by third parties. A copy of the Manager’s Policy on the use of dealing commission is attached in Schedule 2.

Aggregation of Orders	The Manager has established an allocation policy that is designed to ensure the fair treatment of clients. The Manager may aggregate orders with other client orders where it is unlikely to work to the overall disadvantage to the Client. However, The FSA requires that we disclose prior to trading that, on occasion, aggregation of orders may work to the disadvantage of the Client in relation to a particular order.

Product Information	The Manager is required to disclose to the Client the nature and risks of investments that may apply to the Client’s portfolio. Schedule 4 provides a description of investment types and risks associated with them. Some investments may not apply where they have been restricted by the Client’s specific investment guidelines or restrictions.

Transaction Reporting	Notwithstanding any confidentiality clause in the Managers agreement with the client, we are required by the FSA to report to them trades we execute for our clients including a client identifier code.

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Banned List	JPMorgan Asset Management (JPMAM) maintains a policy to prevent the misuse of material, price sensitive, non-public information. The policy utilises a “Banned List” which comprises of issuers to which JPMAM personnel have obtained material, price sensitive, non-public information regardless of source. Trading in securities of issuers maintained on the Banned List will usually be restricted for ALL clients of JPMAM. The Banned List is maintained confidentially by the Compliance Department and is usually only seen by selected Compliance personnel.

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SCHEDULE 1
JPMORGAN ASSET MANAGEMENT: CONFLICTS OF INTEREST DISCLOSURE
1	Introduction

Under the Markets in Financial Instruments Directive (“MiFID”), JPMorgan Asset Management (“JPMAM”) is required to maintain and operate effective organisational and administrative arrangements with a view to taking all reasonable steps to identify, monitor and manage conflicts of interest. We have in place policies and procedures in order to safeguard our clients’ interests. Set out below is a summary of key information. If you would like further information, please contact your relationship manager.

2	Our Policy

JPMAM is part of the JPMorgan Chase Group (“JPMC Group”) which is a multi-service banking group, providing to its clients all forms of banking and investment services. As a result, like any financial services group, we have or may have conflicts of interest in relation to various activities. However, the protection of our clients’ interests is our first concern and so our conflicts policy sets out how:
•	we identify circumstances which may give rise to conflicts of interest including a material risk of damage to our clients’ interests; and

•	we have established and will maintain appropriate mechanisms and systems to manage those conflicts.
3	Conflicts of interest

Generally, a conflict of interest may exist between the members of the JPMC Group or its employees and its clients or between the clients themselves as a result of the intended or actual activities of the JPMC group or its employees and which may result in detriment to clients or a group of clients.

There is a “conflict of interest” in two situations:
•	first, if we are providing a service to you and, beyond that, we or another member of our JPMC Group (an “Affiliate”) may have a material interest, relationship or arrangement in the transaction or product or service; or

•	second, we or an Affiliate are acting for you and for another client and your two interests materially conflict.
We have worked to identify such conflicts of interest that exist in our businesses. These include:
3.1	Conflicts principally resulting from the fact that JPMAM is a member of larger group of companies in which an affiliate may have a financial or other business interest;

JPMAM may from time to time;

(i)	effect transactions in securities issued or placed by an Affiliate or in which an Affiliate plays a role (manager, custodian) or in the issuance of which an Affiliate may have a financial or other business interest at any time within the previous 12 months;

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(ii)	effect transactions in placings and/or new issues and/or corporate actions with an Affiliate who may be acting as principal or receiving agent’s commission or other fees or where the proceeds may be used to pay a debt to an Affiliate;

(iii)	use an Affiliate for placing deposits, pricing or valuation of securities and investments, execution and clearing of transactions or stock lending (e.g. Custodian);

(iv)	use research provided by an affiliate;

(v)	be prevented from dealing in certain securities which are on a banned or restricted list. Securities may be recorded on such lists where we or an affiliate may be holding non public price sensitive information on such securities or for regulatory reasons;

(vi)	effect transactions in securities in respect of which we or an Affiliate may benefit from a commission, fee, mark-up or mark-down payable otherwise than by the Client, and/or we or an Affiliate may also be remunerated by the counterparty to any such transaction;

(vii)	deal on behalf of a Client with an Affiliate (subject to applicable laws, regulations and investment restrictions);

(viii)	effect transactions in units, shares or other securities of an in-house Fund or of any life policy, company or trust or any other investment vehicle of which we or an Affiliate may be the manager, issuer, operator, banker, adviser, transfer agent, depository, custodian or trustee;

(ix)	or its affiliates, receive remuneration or other benefit by reason of acting in corporate finance or similar transactions involving a company whose securities are or may be held by the Client;

(x)	effect or arrange transactions on the Client’s behalf in life policies, the issuer of which is an Affiliate or a company managed or advised by us or an Affiliate.

(xii)	use an electronic communication network or trading system where an affiliate maintains an interest or may receive remuneration on such trades;

3.2	Conflicts principally resulting from the fact that JPMAM has other clients.

(i)	JPMAM or an Affiliate undertakes investment business for other clients;

(ii)	JPMAM may execute trading strategies in relation to the Client which may conflict with the trading activities of other clients of ours, and notably, a client or an Affiliate of ours may have a long or short position in an investment that is used within the portfolio of the Client;

(iii)	JPMAM may aggregate orders. In other circumstances such as client restriction on the use of brokers, trades may not be aggregated and this could result in trades being executed on behalf of one client followed by a related transaction by us or our affiliates on our behalf or on the behalf of another client;

(iv)	JPMAM may match or cross an order executed on a Client’s behalf with an order from another person (who may be an Affiliate), and receive commission from, a Client and/or each such person.

3.3	Conflicts principally resulting from the fact that JPMAM may have an own account dealing conflict;

(i)	a director or employee of JPMAM, or of an Affiliate, is a director of, holds or deals in securities of, or is otherwise interested in any company whose securities are held or dealt in on behalf of a Client;

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(ii)	we may be trading proprietary assets on our own account or assets of an Affiliate as well as fiduciary assets

(iii)	while most frequently acting as agent, JPMAM or an Affiliate may also act as principal when carrying out investment business for a Client or any other investor;

(iv)	JPMAM’s employees may invest in their own personal account in securities that are traded in Client portfolios;

3.4	Other situations

(i)	employees of JPMAM may from time to time, serve as a director, advisory board member or other oversight capacity for a public or private company;

(ii)	we may be prevented from dealing or required to act on behalf of certain clients or in certain securities/currencies at the same time as when we deal on behalf of other clients where those clients have imposed a restriction or other constraint on the portfolio. Such restrictions may include (but are not limited to);
▪	A restriction on trading with an Affiliate

▪	A restriction on trading with one or more of its approved counterparties

▪	A restriction on entering into cross trades

▪	A security is required to be sold from a client account as soon as it falls below investment grade
In such circumstances we may delay or hold back such trades, and if applicable execute them following the trade for clients that have not imposed restrictions or constraints on dealing. Such action taken may operate to the advantage or disadvantage of the client.

(iii)	Gifts and inducements may be given to or received from a service provider or other business relationship in return for business; and

(iv)	JPMAM may outsource or delegate certain functions (such as valuation, pricing, transfer agency, fund administration) to outside third party providers who may seek to engage in other activity that conflicts with JPMAM or it clients.
Management of Conflicts
4	Measures adopted

Some of the measures we have adopted to manage identified conflicts are set out below. We consider them appropriate to our efforts to take reasonable care that, in relation to each identified conflict, we act independently to avoid material risk of damage to your interests.
4.1	Policies and procedures:

We and our Affiliates have adopted policies and procedures throughout our businesses to manage conflicts of interests. These policies and procedures will be subject to our normal monitoring and review processes.

4.2	Information Barriers

The JPMC Group has established physical and electronic Information Barriers which are designed to prevent the exchange or misuse of material, non-public information obtained by various “insider” businesses of JPMC Group Employees within an “insider” business unit are prohibited from inappropriately passing on sensitive information to those in an “outside” business unit who cannot access the information. An Information barrier means that employees sit in separate premises with access and security control and Compliance Department monitoring.

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4.3	Separation of functions

If a business with two functions within the JPMC group would lead to conflicts of interest, it may separate the functions into two separately managed businesses or ensure that they are managed by different senior members of staff.

4.4	Pay

Pay and bonuses will often be linked to the profits of the JPMC Group or the business or department in which the member of staff works without resulting in a conflict of interest. In some cases, however, there would be a conflict and so we avoid such staff payments.

4.5	Gifts and Inducements

The giving and receiving of gifts or inducements has the potential to create conflicts of interest. JPMAM employees must not solicit or provide anything of value directly or indirectly to or from anyone, except under limited circumstances, which would impair the JPMAM’s duty to act in the best interest of the client.

4.6	Personal account dealing and Outside Business Activity

To prevent conflicts arising from the use of information obtained from clients, and market abuse generally, all employees are subject to personal account dealing rules. In addition, employees are required to pre-clear their outside business activities which are only permitted in limited circumstances.

4.7	Declining to Act

Where we consider that the conflict if interest cannot be managed in any other way, we may decline to act for a client.

4.8	Disclosure

Additional conflicts that are identified by JPMAM in the future will be included within appropriate mechanisms or systems in order to manage those conflicts. Where we consider that there are no other means of managing the conflict or where the measures in place do not sufficiently protect your interests, the specific conflict will be disclosed to enable you to make an informed decision whether to continue with our service in that particular situation.

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Schedule 2
POLICY ON THE USE OF DEALING COMMISSION
1.	Introduction
JPMorgan Asset Management (“JPMAM”) executes equity transactions on behalf of JPMAM clients with a number of broker counter-parties, which are carefully selected and regularly monitored for the quality of the services they provide. Such services include trade execution, research and analysis on economics, sectors and companies, as well as advice on asset and market allocation. The purpose of this disclosure to provide prior disclosure and transparency on the types of goods and services JPMAM pay for out of dealing commission.
2.	Use of Dealing Commission
In terms of the FSA rules, dealing commission paid to brokers by JPMAM clients may only be used to pay for the following:
a)	execution; or

b)	research
Definition of execution:
Goods and services would be considered part of execution if they are linked to the arranging and conclusion of a specific investment transaction(s) and they are provided between the time of the decision and the time of the transaction(s). Consequently, post trade analysis does not constitute execution.
Definition of research:
Goods and services would be considered part of research if it was capable of adding value to the investment or trading decision; it represented original thought; it was intellectually independent; and involved analysis or manipulation to achieve a meaningful conclusion. Therefore, price feeds or historical price data does not constitute research.
The execution or research must assist JPMAM in the provision of services to its customers and not impair JPMAM’s ability to act within the best interests of its customers.
Commissions may be used to pay individual broker counter-parties for a combination of services which they provide to support the execution of trades or the provision of research. The rules allow asset managers to use a portion of the commission, to pay for research received by the asset manager from third parties.
As permitted under the FSA rules, JPMAM may use the commission that is generated from its client’s trades to purchase:
a)	research from the executing brokers; and

b)	research and execution related services from third parties via commission sharing arrangements (JPMAM in London will only use its client’s commission to pay for third party research, if JPMAM have received the consent of our client to do so).
3.	Best Execution
Commission sharing arrangements has allowed investment managers to secure better value for their clients by directing deals to brokers capable of providing best execution whilst enabling the manager to reward the research that generates valued ideas. JPMAM has no incentive to pay brokerage commission unless the service provided can be of benefit to the performance of JPMAM’s clients, and therefore JPMAM’s sole consideration when placing a trade with a broker is that best execution will be received.
Please contact us should you require more detailed information on the use of dealing commission.

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Schedule 3
EMEA Privacy Notice
The direct and indirect subsidiaries of JPMorgan Chase & Co. that process personal data in the Europe, Middle East and Africa (“EMEA”) region (“JPMorgan”) may process information about the directors, officers and employees of you and your affiliates and agents which may constitute personal data (including sensitive personal data) under the EU Data Protection Directive (the “Directive”) and EMEA data protection laws (“Personal Data”). The Personal Data may be shared, for the purposes described below, within JPMorgan and/or to JPMorgan’s service providers in any country in which JPMorgan and/or JPMorgan’s service providers conduct business. This may include some countries that do not provide the same statutory protection for Personal Data as applies under the Directive and EMEA data protection laws. The Personal Data may be processed for purposes including: administering the relationship and related services; compliance with any requirement of law or regulation; and the prevention of crimes and malpractice. The Personal Data may be disclosed by JPMorgan and/or JPMorgan’s service providers if permitted or compelled by applicable law, or in response to court orders, requests from regulators, government or law enforcement agencies. Further details of JPMorgan’s processing activities, including the type of organisations to which the Personal Data may be disclosed, are available at www.jpmorgan.com/directdoc/privacy/emea.pdf as amended from time to time. Individuals about whom JPMorgan processes Personal Data may request a copy of the Personal Data held in relation to them by JPMorgan. JPMorgan may, if allowed by law, charge a fee for this. If any Personal Data is found to be wrong, the individual concerned has the right to ask JPMorgan to amend, update or delete it, as appropriate.
JPMorgan may contact you and your employees by mail, e-mail, SMS, telephone and any other electronic means to provide information on products and services that JPMorgan believes will be of interest, unless JPMorgan receives an objection to receiving such information. Anyone who does not wish to receive such communications from JPMorgan should contact their JPMorgan Relationship Manager.
To the extent permitted by applicable law, JPMorgan may record and monitor all electronic communications for the purposes of ensuring compliance with our legal and regulatory obligations and internal policies.

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Schedule 4
Product Disclosure and Risk Warnings
PART I: INTRODUCTION
This Product Disclosure and Risk Warnings Document (“Disclosure Document”) is for use by Professional Clients as such term is defined by the FSA, who have contracted with the one of the following JPMorgan companies (known collectively or individually as “JPMAM”):
JPMorgan Asset Management (UK) Limited;
J.P. Morgan Investment Management Inc
JPMorgan Chase Bank NA
This Disclosure Document is intended to provide Clients with information on the types of investment and associated risks that may apply to a portfolio, so that the Client is reasonably able to understand the nature and risks of the applicable services and of the specific types of investment being held in their portfolios.
Information contained in this Disclosure Document should not be construed as investment advice based on any personal circumstances, nor as a recommendation to enter into any of the services or invest in any of the products listed below. Where it is unclear as to the meaning of any of the disclosures or warnings described below, the Manager strongly recommends that independent legal or financial advice is sought.
Clients should not include any of these investments within their portfolios or permit them as eligible within their investment guidelines unless there is a full knowledge and understanding of the nature of the contracts being entered into and the extent of exposure to risk within the portfolio.
Risk factors may occur simultaneously and/or may compound each other resulting in an unpredictable effect on the value of any investment. In any of the situations described below, the use of leverage (which has the effect of magnifying potential positive or negative outcomes) may significantly increase the impact on you of any of the risks described.
All financial products carry a certain degree of risk and even low risk investment strategies contain an element of uncertainty. The types of risk that might be of concern will depend on various matters, including how the instrument is created, structured or drafted. The specific risks of a particular product or transaction will depend upon the terms of the product or transaction and the particular circumstances of, and relationships between, the relevant parties involved in such product or transaction. Different instruments involve different levels of exposure to risk and in deciding whether to trade in such instruments or become involved in any financial products you should be aware of the guidance set out below:

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PART II: PRODUCTS AND INVESTMENTS
Set out below is an outline of the major categories of risk that may be associated with certain generic types of Financial Instruments, which should be read in conjunction with Parts III and IV.
1	Shares and other types of equity instruments
1.1	General

A risk with an equity investment is that the company must both grow in value and, if it elects to pay dividends to its shareholders, make adequate dividend payments, or the share price may fall. If the share price falls, the company, if listed or traded on-exchange, may then find it difficult .to raise further capital to finance the business, and the company’s performance may deteriorate vis à vis its competitors, leading to further reductions in the share price. Ultimately the company may become vulnerable to a takeover or may fail.

Shares have exposure to all the major risk types referred to in Part III below. In addition, there is a risk that there could be volatility or problems in the sector that the company is in. If the Company is private, i.e. not listed or traded on an exchange, or is listed but only traded infrequently, there may also be liquidity risk, whereby shares could become very difficult to dispose of.

1.2	Ordinary shares

Ordinary shares are issued by limited liability companies as the primary means of raising risk capital. The issuer has no obligation to repay the original cost of the share, or the capital, to the shareholder until the issuer is wound up (in other words, the issuer company ceases to exist). In return for the capital investment in the share, the issuer may make discretionary dividend payments to shareholders which could take the form of cash or additional shares.

Ordinary shares usually carry a right to vote at general meetings of the issuer.

There is no guaranteed return on an investment in ordinary shares for the reasons set out in 1.1 above, and in a liquidation of the issuer, ordinary shareholders are amongst the last with a right to repayment of capital and any surplus funds of the issuer, which could lead to a loss of a substantial proportion, or all, of the original investment.

1.3	Preference shares

Unlike ordinary shares, preference shares give shareholders the right to a fixed dividend the calculation of which is not based on the success of the issuer company. They therefore tend to be a less risky form of investment than ordinary shares.

Preference shares do not usually give shareholders the right to vote at general meetings of the issuer, but shareholders will have a greater preference to any surplus funds of the issuer than ordinary shareholders, should the issuer go into liquidation.

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1.4	Depositary Receipts

Depositary Receipts (ADRs, GDRs, etc.) are negotiable certificates, typically issued by a bank, which represent a specific number of shares in a company, traded on a stock exchange which is local or overseas to the issuer of the receipt. They may facilitate investment in the companies due to the widespread availability of price information, lower transaction costs and timely dividend distributions. The risks involved relate both to the underlying share (see 1.1 — 1.3 above) and to the bank issuing the receipt. In addition, there are important differences between the rights of holders of ADRs and GDRs, (together, “Depositary Receipts”) and the rights of holders of the shares of the underlying share issuer represented by such Depositary Receipts. The relevant deposit agreement for the Depositary Receipt sets out the rights and responsibilities of the depositary (being the issuer of the Depositary Receipt), the underlying share issuer and holders of the Depositary Receipt which may be different from the rights of holders of the underlying shares. For example the underlying share issuer may make distributions in respect of its underlying shares that are not passed (???) to the holders of its Depositary Receipts. Any such differences between the rights of holders of the Depositary Receipts and holders of the underlying shares of the underlying share issuer may be significant and may materially and adversely affect the value of the relevant instruments. Depositary Receipts representing underlying shares in a foreign jurisdiction (in particular an emerging market jurisdiction) also involve risks associated with the securities markets in such jurisdictions.

1.5	Penny shares

There is an extra risk of losing money when shares are bought in some smaller companies, including penny shares. There is a big difference between the buying price and the selling price of these shares. If they have to be sold immediately, you may get back much less than you paid for them. The price may change quickly and it may go down as well as up.
2	Warrants

A warrant is a time-limited right to subscribe for shares, debentures, loan stock or government securities and is exercisable against the original issuer of the underlying securities. A relatively small movement in the price of the underlying security could result in a disproportionately large movement, unfavourable or favourable, in the price of the warrant. The prices of warrants can therefore be volatile.

The right to subscribe for any of the investment products listed in 1 above or 3 or 4 below which a warrant (???) is invariably limited in time, with the consequence that if the investor fails to exercise this right within the predetermined time-scale, the investment becomes worthless.

If subscription rights are exercised, the warrant holder may be required to pay to the issuer additional sums (which may be at or near the value of the underlying assets). Exercise of the warrant will give the warrant holder all the rights and risks of ownership of the underlying investment product.

A warrant is potentially subject to all of the major risk types referred to in Part III below.

You should not buy a warrant unless you are prepared to sustain a total loss of the money you have invested plus any commission or other transaction charges.

Some other instruments are also called warrants but are actually options (for example, a right to acquire securities which is exercisable against someone other than the original issuer of the securities, often called a covered warrant). For these instruments, see 6.3 below.

3	Money-market instruments

A money-market instrument is a borrowing of cash for a period, generally no longer than six months, but occasionally up to one year, in which the lender takes a deposit from the money markets in order to lend (or advance) it to the borrower. Unlike in an overdraft, the borrower must specify the exact amount and the period for which he wishes to borrow. Like other debt instruments (see 4 below), money-market instruments may be expose to the major risk types in Part III below, in particular credit and interest rate risk.

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4	Debt Instruments/Bonds/Debentures

All debt instruments are potentially exposed to the major risk types in Part III below, in particular credit risk and interest rate risk.

Debt securities may be subject to the risk of the issuer’s inability to meet principal and /or interest payments on the obligation and may also be subject to price volatility due to such factors as interest rate sensitivity, market perception of the creditworthiness of the issuer, general market liquidity, and other economic factors, amongst other issues. When interest rates rise, the value of corporate debt securities can be expected to decline. Fixed-rate transferable debt securities with longer maturities/lower coupons tend to be more sensitive to interest rate movements than those with shorter maturities/higher coupons.

5	Units in Collective Investment Schemes

Collective investment schemes and their underlying assets are potentially exposed to all of the major risk types referred to in Part III below.

There are many different types of collective investment schemes. Generally, a collective investment scheme will involve an arrangement that enables a number of investors to ‘pool’ their assets and have these professionally managed by an independent manager. Investments may typically include gilts, bonds and quoted equities, but depending on the type of scheme, may go wider into derivatives, real estate or any other asset. There may be risks on the underlying assets held by the scheme and investors are advised, therefore, to check whether the scheme holds a number of different assets, thus spreading its risk. Subject to this, investment in such schemes may reduce risk by spreading the investor’s investment more widely than may have been possible if he or she was to invest in the assets directly.

The reduction in risk may be achieved because the wide range of investments held in a collective investment scheme can reduce the effect that a change in the value of any one investment may have on the overall performance of the portfolio. Although, therefore, seen as a way to spread risks, the portfolio price can fall as well as rise and, depending on the investment decisions made, a collective investment scheme may be exposed to many different major risk types.

The valuation of a collective investment scheme is generally controlled by the relevant fund manager or the investment adviser (as the case may be) of the collective investment scheme. Valuations are performed in accordance with the terms and conditions governing the collective investment scheme. Such valuations may be based upon the unaudited financial records of the collective investment scheme and any accounts pertaining thereto. Such valuations may be preliminary calculations of the net asset values of the collective investment schemes and accounts. The collective investment scheme may hold a significant number of investments which are illiquid or otherwise not actively traded and in respect of which reliable prices may be difficult to obtain. In consequence, the relevant fund manager or the investment adviser may vary certain quotations for such investments held by the collective investment scheme in order to reflect its judgement as to the fair value thereof. Therefore, valuations may be subject to subsequent adjustments upward or downward. Uncertainties as to the valuation of the collective investment scheme assets and/or accounts may have an adverse effect on the net asset value of the relevant collective investment scheme where such judgements regarding valuations prove to be incorrect.

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A collective investment scheme and any collective investment scheme components in which it may invest may utilise (inter alia) strategies such as short-selling, leverage, securities lending and borrowing, investment in sub-investment grade or non-readily realisable investments, uncovered options transactions, options and future transactions and foreign exchange transactions and the use of concentrated portfolios, each of which could, (???) certain circumstances, magnify adverse market developments and losses. Collective investment schemes, and any collective investment scheme components in which it may invest, may make investments in markets that are volatile and/or illiquid and it may be difficult or costly for positions therein to be opened or liquidated. The performance of each collective investment scheme and any collective investment scheme component in which it may invest is dependent on the performance of the collective investment scheme managers in selecting collective investment scheme components and the management of the relevant component in respect of the collective investment scheme components.

In addition, the opportunities to realise an investment in a collective investment scheme is often limited in accordance with the terms and conditions applicable to the scheme and subject to long periods of advance notice (during which the price at which interests may be redeemed may fluctuate or move against you). There may be no secondary market in the collective investment scheme and therefore an investment in such a scheme may be (highly) illiquid.

6	Derivatives, including options, futures, swaps, forward rate agreements, derivative instruments for the transfer of credit risk, financial contracts for differences

The risks set out in 6.1 — 6.5 below may arise in connection with all types of derivative contract, whether it is in the form of a listed instrument, an OTC instrument, or a securitised product such as a note or a certificate.
6.1	Derivatives Generally

A derivative is a financial instrument, the value of which is derived from an underlying asset’s value. Rather than trade or exchange the asset itself, an agreement is entered into to exchange money, assets or some other value at some future date based on the underlying asset. A premium may also be payable to acquire the derivative instrument.

There are many types of derivative, but options, futures and swaps are among the most common. An investor in derivatives often assumes a high level of risk, and therefore investments in derivatives should be made with caution, especially for less experienced investors or investors with a limited amount of capital to invest.

If a derivative transaction is particularly large or if the relevant market is illiquid (as may be the case with many privately negotiated off-exchange derivatives), it may not be possible to initiate a transaction or liquidate a position at an advantageous price.

On-exchange derivatives are subject, in addition, to the risks of exchange trading generally, including potentially the requirement to provide margin. Off-exchange derivatives may take the form of unlisted transferable securities or bi-lateral “over the counter” contracts (“OTC”). Although these forms of derivatives may be traded differently, both arrangements may be subject to credit risk of the Issuer (if transferable securities) or the counterparty (if OTCs) and, like any contract, are subject also to the particular terms of the contract (whether a one-off transferable security or OTC, or a master agreement), as well as the risks identified in Part III below. In particular, with an OTC contract, the counterparty may not be bound (???) “close out” or liquidate this position, and so it may not be possible to terminate a loss-making contract. Off-exchange derivatives are individually negotiated. As the terms of the transactions are not standardised and no centralised pricing source exists (as exists for exchange traded instruments), the transactions may be difficult to value. Different pricing formulas and financial assumptions may yield different values, and different financial institutions may quote different prices for the same transaction. In addition, the value of an off-exchange derivative will vary over time and is affected by many factors, including the remaining time until maturity, the market price, price volatility and prevailing interest rates.

Asset Management
Derivatives can be used for speculative purposes or as hedges to manage other investment or economic risks. In all cases the suitability of the transaction for the particular investor should be very carefully considered.

You are therefore advised to ask about the terms and conditions of the specific derivatives and associated obligations (e.g. the circumstances under which you may become obligated to make or take delivery of an underlying asset and, in respect of options, expiration dates and restrictions on the time for exercise). Under certain circumstances the specifications of outstanding contracts (including the exercise price of an option) may be modified by the exchange or Clearing House to reflect changes in the underlying asset.

Normal pricing relationships between the underlying asset and the derivative may not exist in all cases. This can occur when, for example, the futures contract underlying the option is subject to price limits while the option is not. The absence of an underlying reference price may make it difficult to assess ‘fair’ value.

The points set out below in relation to different types of derivative are not only applicable specifically to these derivatives but are also applicable more widely to derivatives generally. All derivatives are potentially subject to the major risk types in Part III below, especially market risk, credit risk and any specific sector risks connected with the underlying asset.

6.2	Futures/Forwards/Forward rate agreements

Transactions in futures or forwards involve the obligation to make, or to take, delivery of the underlying asset of the contract at a future date, or in some cases to settle the position with cash. They carry a high degree of risk. The ‘gearing’ or ‘leverage’ often obtainable in futures and forwards trading means that a small deposit or down payment can lead to large losses as well as gains. It also means that a relatively small movement can lead to a proportionately much larger movement in the value of your investment, and this can work against you as well as for you. Futures and forwards transactions have a contingent liability, and you should be aware of the implications of this, in particular margining requirements: these are that, on a daily basis, with all exchange-traded, and most OTC off-exchange, futures and forwards, you will have to pay over in cash losses incurred on a daily basis and if you fail to, the contract may be terminated. See, further, 1 and 2 of Part IV below.

6.3	Options

There are many different types of options with different characteristics subject to the following conditions.

Put option: a put option is an option contract that gives the holder (buyer) of the option the right to sell a certain quantity of an underlying security to the writer of the option at a specified price (the strike price) up to a specified date (the expiration date).

Call option: a call option is an option contract that gives the holder (buyer) the right to buy a certain quantity of an underlying security from the writer of the option, at a specified price (the strike price) up to a specified date (the expiration date).

Asset Management
Buying options; Buying options involves less risk than selling options because, if the price of the underlying asset moves against you, you can simply allow the option to lapse. The maximum loss is limited to the premium, plus any commission or other transaction charges. However, if you buy a call option on a futures contract and you later exercise the option, you must acquire the future. This will expose you to the risks described under ‘futures’ and ‘contingent liability investment transactions’. Certain options markets operate on a margined basis, under which buyers do not pay the full premium on their option at the time they purchase it. In this situation you may subsequently be called upon to pay margin on the option up to the level of your premium. If you fail to do so as required, your position may be closed or liquidated in the same way as a futures position.

Writing options; If you write an option, the risk involved is considerably greater than buying options. You may be liable for margin to maintain your position (as explained in 6.2 above) and a loss may be sustained well in excess of the premium received. By writing an option, you accept a legal obligation to purchase or sell the underlying asset if the option is exercised against you, however far the market price has moved away from the exercise price.

If you already own the underlying asset which you have contracted to sell (known as ‘covered call options’) the risk is reduced. If you do not own the underlying asset (known as ‘uncovered call options’) the risk can be unlimited. Only experienced persons should contemplate writing uncovered options, and then only after securing full details of the applicable conditions and potential risk exposure.

Depending on the type of option entered into, there may be increased exposure to market risk (see Part III Generic Risk types, paragraph 4 — Market Risk below) when compared to other financial products. There are several option styles including (but not limited to) American-, European- and Bermuda-style. An American-style option may be exercised at any time prior to its expiration. A European-style option may only be exercised on a specific date, its expiration date. A Bermuda-style option may be exercised on certain specified dates during the term of the transaction.

If you buy an American-style call option and the relevant market price of the underlying asset never rises above the strike price on the option (or if you fail to exercise the option while such condition exits), the option will expire unexercised and you will have lost the premium you paid for the option. Similarly, if you buy an American-style put option and the relevant market price for the underlying asset does not fall below the option strike price (or if you fail to exercise the option while such condition exists), the option will not be exercised and you will have lost the premium you paid for the put option.

Purchasing European-style or Bermuda-style options may carry additional market risk since the option could be “in-the-money” for part or substantially all of the holding period but not on the exercise date(s). A call option is “in-the-money” if the strike price is lower than the relevant market price for the underlying asset. A put option is “in-the-money” if the strike price is higher than the relevant market price for the underlying asset.

It is even possible for the holder of an exercised, “in-the-money” option to lose money on an option transaction. Such a situation exists whenever the value received under the option fails to exceed the purchaser’s costs of entering into the option transaction (the premium and any other costs and expenses).

If you are a potential writer of an option, you should consider how the type of option affects the timing of your potential payment and delivery obligations thereunder. As the writer of a European-style option, the timing of any payment and delivery obligations is predictable. Absent early termination, no settlements will be necessary prior to the expiration date. As the writer of an American-style option, however, you must be certain that you are prepared to satisfy your potential payment and delivery obligations at any time during the exercise period (possibly quite soon following the sale of the option).

Asset Management
Traditional options; Certain London Stock Exchange member firms under special exchange rules write a particular type of option called a ‘traditional option’. These may involve greater risk than other options. Two-way prices are not usually quoted and there is no exchange market on which to close out an open position or to effect an equal and opposite transaction to reverse an open position. It may be difficult to assess its value or for the seller of such an option to manage his exposure to risk.

6.4	Contracts for differences

Certain derivatives are referred to as contracts for differences. These can be options and futures on the FTSE 100 index or any other index of an exchange, as well as equity, currency and interest rate swaps, amongst others. However, unlike other futures and options (which may, depending on their terms, be settled in cash or by delivery of the underlying asset), these contracts can only be settled in cash. Investing in a contract for differences carries the same risks as investing in a future or an option as referred to in 6.2 and 6.3 above. Transactions in contracts for differences may also have a contingent liability.

6.5	Swaps

A swap agreement is a derivative where two counterparties exchange one stream of cash flows against another stream, calculated by reference to an “underlying” (such as securities’ indices, bonds currencies, interest rates or commodities, or more intangible items).

A swap agreement may also be combined with an option. Such an option may be structured in two different ways. On the one hand, “swaptions” are transactions that give the purchaser of the swaption the right, against payment of a premium, to exercise or not to exercise, until the agreed maturity date, its right to enter into a pre-agreed swap agreement. On the other hand, “caps”, “floors” and “collars” enable a party, against payment or receipt of a premium, to protect itself against, or to take an exposure on, the variation on the value or level of an underlying.

A major risk of off-exchange derivatives, (including swaps) is known as counterparty risk, whereby a party is exposed to the inability of its counterparty to perform its obligations under the relevant Financial Instrument. For example if a party, A, wants a fixed interest rate loan and so swaps a variable rate loan with another party, B, thereby swapping payments, this will synthetically create a fixed rate for A. However, if B goes insolvent, A will lose its fixed rate and will be paying a variable rate again. If interest rates have gone up a lot, it is possible that A will struggle to repay.

The swap market has grown substantially in recent years, with a large number of banks and investment banking firms acting both as principals and as agents utilising standardised swap documentation to cover swaps trading over a broad range of underlying assets. As a result, the swap market for certain underlying assets has become more liquid but there can be no assurance that a liquid secondary market will exist at any specified time for any particular swap.

Asset Management
7	Combined Instruments/Baskets

Any combined instruments, such as a bond with a warrant attached, is exposed to the risk of both those products and so combined products may contain a risk which is greater than those of its components generally, although certain combined instruments may contain risk mitigation features, such as principal protected instruments.

The value of a basket of products (such as shares, indices etc.) may be affected by the number and quality of reference assets included in such basket. Generally, the value of a basket that includes reference assets from a number of reference asset issuers or indices will be less affected by changes in the value of any particular reference asset included therein than a basket that includes fewer reference assets, or that gives greater weight to some reference assets included therein. In addition, if the reference assets included in basket are concentrated in a particular industry, the value of such a basket will be more affected by the economic, financial and other factors affecting that industry than if the reference assets included in the basket are in various industries that are affected by different economic, financial or other factors or are affected by such factors in different ways.
PART III: GENERIC RISK TYPES
8	General

The price or value of an investment will depend on fluctuations in the financial markets outside of anyone’s control. Past performance is no indicator of future performance.

The nature and extent of investment risks varies between countries and from investment to investment. These investment risks will vary with, amongst other things, the type of investment being made, including how the financial products have been created or their terms drafted, the needs and objectives of particular investors, the manner in which a particular investment is made or offered, sold or traded, the location or domicile of the Issuer, the diversification or concentration in a portfolio (e.g. the amount invested in any one currency, security, country or issuer), the complexity of the transaction and the use of leverage.

The risk types set out below could have an impact on each type of investment:

9	Liquidity

The liquidity of an instrument is directly affected by the supply and demand for that instrument and also indirectly by other factors, including market disruptions (for example a disruption on the relevant exchange) or infrastructure issues, such as a lack of sophistication or disruption in the securities settlement process. Under certain trading conditions it may be difficult or impossible to liquidate or acquire a position. This may occur, for example, at times of rapid price movement if the price rises or falls to such an extent that under the rules of the relevant exchange trading is suspended or restricted. Placing a stop-loss order will not necessarily limit your losses to intended amounts, but market conditions may make it impossible to execute such an order at the stipulated price. In addition, unless the contract terms so provide, a party may not have to accept early termination of a contract or buy back or redeem the relevant product and there may therefore be zero liquidity in the product. In other cases, early termination, realisation or redemption may result in you receiving substantially less than you paid for the product or, in some cases, nothing at all.

Asset Management
10	Credit Risk

Credit risk is the risk of loss caused by borrowers, bond obligors, guarantors, or counterparties failing to fulfil their obligations or the risk of such parties’ credit quality deteriorating. Exposure to the credit risk of one or more reference entities is particularly relevant to any credit linked product such as credit linked notes, and the potential losses which may be sustained, and the frequency and likelihood of such losses occurring, when investing in credit links products may be substantially greater than when investing in an obligation of the reference entity itself.

11	Market Risk
11.1	General

The price of investments goes up and down depending on market supply and demand, investor perception and the prices of any underlying or allied investments or, indeed, sector, political and economic factors. These can be totally unpredictable.

11.2	Overseas markets

Any overseas investment or investment with an overseas element can be subject to the risks of overseas markets which may involve different risks from those of the home market of the investor. In some cases the risks will be greater. The potential for profit or loss from transactions on foreign markets or in overseas denominated contracts will be affected by fluctuations in overseas exchange rates.

11.3	Emerging Markets

Price volatility in emerging markets, in particular, can be extreme. Price discrepancies, low trading volumes and wide pricing spreads can be common and unpredictable movements in the market not uncommon. Additionally, as news about a country becomes available, the financial markets may react with dramatic upswings and/or downswings in prices during a very short period of time. Emerging markets generally lack the level of transparency, liquidity, efficiency, market infrastructure, legal certainty and regulation found in more developed markets. For example, these markets might not have regulations governing market or price manipulation and insider trading or other provisions designed to “level the playing field” with respect to the availability of information and the use or misuse thereof in such markets. They may also be affected by sector, economic and political risk. It may be difficult to employ certain risk and legal uncertainty management practices for emerging markets investments, such as forward currency exchange contracts or derivatives. The impact of the imposition or removal of foreign exchange controls at any time should be considered, as well as potential difficulties in repatriation of assets. The risks associated with nationalisation or expropriation of assets, the imposition of confiscatory or punitive taxation, restrictions on investments by foreigners in an emerging market, sanctions, war and revolution should also be considered.
12	Clearing House Protections/Settlement Risk

On many exchanges, the performance of a transaction may be “guaranteed” by the exchange or clearing house. However, this guarantee is usually in favour of the exchange or clearing house member and cannot be enforced by the client who may, therefore, be subject to the credit and insolvency risks of the firm through whom the transaction was executed. There is, typically, no clearing house for off-exchange OTC instruments which are not traded under the rules of an exchange (although unlisted transferable securities may be cleared through a clearing house). Settlement risk is the risk that a counterparty does not deliver the security (or its value) in accordance with the agreed terms after the other counterparty has already fulfilled its part of the agreement to so deliver. Settlement risk increases where different legs of the transaction settle in different time zones or in different settlement systems where netting is not possible. This risk is particularly acute in foreign exchange transactions and currency swap transactions.

Asset Management
13	Insolvency

The insolvency or default of the firm with whom you are dealing, or of any brokers involved with your transaction, may lead to positions being liquidated or closed out without your consent or, indeed, investments not being returned to you. There is also insolvency risk in relation to the investment itself, for example of the company that issued a bond or of the counterparty to off-exchange derivatives (where the risk relates to the derivative itself and to any collateral or margin held by the counterparty).

14	Currency Risk

In respect of any foreign exchange transactions and transactions in derivatives and securities that are denominated in a currency other than that in which your account is denominated, a movement in exchange rates may have a favourable or an unfavourable effect on the gain or loss achieved on such transactions.

The weakening of a country’s currency relative to a benchmark currency or the currency of your portfolio will negatively affect the value of an investment denominated in that currency. Currency valuations are linked to a (???) of economic, social and political factors and can fluctuate greatly, even during intra-day trading. Some countries have foreign exchange controls which may include the suspension of the ability to exchange or transfer currency, or the devaluation of the currency. Hedging can increase or decrease the exposure to any one currency, but may not eliminate completely exposure to changing currency values.

15	Interest Rate Risk

Interest rates can rise as well as fall. A risk with interest rates is that the relative value of a security, especially a bond, will worsen due to an interest rate increase. This could impact negatively on other products. There are additional interest rate related risks in relation to floating rate instruments and fixed rate instruments; interest income on floating rate instruments cannot be anticipated. Due to varying interest income, investors are not able to determine a definite yield of floating rate instruments at the time they purchase them, so that their return on investment cannot be compared with that of investments having longer fixed interest periods. If the terms and conditions of the relevant instruments provide for frequent interest payment dates, investors are exposed to the reinvestment risk if market interest rates decline. That is, investors may reinvest the interest income paid to them only at the relevant lower interest rates then prevailing.

Changes in market interest rates have a substantially stronger impact on the prices of zero coupon bonds than on the prices of ordinary bonds because the discounted issue prices are substantially below par. If market interest rates increase, zero coupon bonds can suffer higher price losses than other bonds having the same maturity and credit rating.

Asset Management
16	Commodity Risk

The prices of commodities may be volatile, and, for example, may fluctuate substantially if natural disasters or catastrophes, such as hurricanes, fires or earthquakes, affect the supply or production of such commodities. The prices of commodities may also fluctuate substantially if conflict or war affects the supply or production of such commodities. If any interest and/or the redemption amount payable in respect of any product is linked to the price of a commodity, any change in the price of such commodity may result in the reduction of the amount of interest and/or the redemption amount payable. The reduction in the amount payable on the redemption of an investment may result, in some cases, in you receiving a smaller sum on redemption of a product than the amount originally invested in such product.

17	Regulatory/Legal/Structural Risk

All investments could be exposed to regulatory, legal or structural risk.

Returns on all, and particularly new, investments are at risk from regulatory or legal actions and changes which can, amongst other issues, alter the profit potential of an investment. Legal changes could even have the effect that a previously acceptable investment becomes illegal. Changes to related issues such as tax may also occur and could have a large impact on profitability. Such risk is unpredictable and can depend on numerous political, economic and other factors. For this reason, this risk is greater in emerging markets but does apply everywhere. In emerging markets, there is generally less government supervision and regulation of business and industry practices, stock exchanges and over-the-counter markets.

The type of laws and regulations with which investors are familiar in the EEA may not exist in some places, and where they do, may be subject to inconsistent or arbitrary application or interpretation and may be changed with retroactive effect. Both the independence of judicial systems and their immunity from economic, political or nationalistic influences remain largely untested in many countries. Judges and courts in many countries are generally inexperienced in the areas of business and corporate law. Companies are exposed to the risk that legislatures will revise established law solely in response to economic or political pressure or popular discontent. There is no guarantee that an overseas investor would obtain a satisfactory remedy in local courts in case of a breach of local laws or regulations or a dispute over ownership of assets. An investor may also encounter difficulties in pursuing legal remedies or in obtaining and enforcing judgments in overseas courts.

In the case of many products, there will be no legal or beneficial interest in the obligations or securities of the underlying reference entity but rather an investor will have a contractual relationship with the counterparty only and its rights will therefore be limited to contractual remedies against the counterparty in accordance with the terms of the relevant product.

In all cases the legal terms and conditions of a product may contain provisions which could operate against your interests. For example, they may permit early redemption or termination at a time which is unfavourable to you, or they may give wide discretion to the issuer of securities to revise the terms applicable to securities. In other cases there may be limits on the amounts in relation to which rights attaching to securities may be exercised and in the event that you hold too many (or too few) securities, your interests may be prejudiced and should scrutinise these carefully. In some cases, the exercise of rights by others may impact on your investment. For example, a product such as a bond or note may contain provisions for calling meetings of holders of those bonds or notes to consider matters affecting their interests generally (including yours) and may permit defined majorities to bind all holders, including holders who did not attend and vote at the relevant meeting and holders who voted in a manner contract to the majority. Further, in some cases amendments may be made to the terms and conditions of bonds or note without the consent of any of the holders in circumstances set out in general conditions attaching to such bonds or notes.

Asset Management
18	Operational Risk

Operational risk, such as breakdowns or malfunctioning of essential systems and controls, including IT systems, can impact on all financial products. Business risk, especially the risk that the business is run incompetently or poorly, could also impact on shareholders of, or investors in, such a business. Personnel and organisational changes can severely affect such risks and, in general, operational risk may not be apparent from outside the organisation.
PART IV: TRANSACTION AND SERVICE RISKS
19	Contingent liability investment transactions

Contingent liability investment transactions, which are margined, require you to make a series of payments against the purchase price, instead of paying the whole purchase price immediately.

If you trade in futures, contracts for differences or sell options, you may sustain a total loss of the margin you deposit with your firm to establish or maintain a position. If the market moves against you, you may be called upon to pay substantial additional margin at short notice to maintain the position. If you fail to do so within the time required, your position may be liquidated at a loss and you must be responsible for the resulting deficit. Even if a transaction is not margined, it may still carry an obligation to make further payments in certain circumstances over and above any amount paid when you entered the contract.

20	Collateral

If you deposit collateral as security with a firm, the way in which it will be treated will vary according to the type of transaction and where it is traded. There could be significant differences in the treatment of your collateral, depending on whether you are trading on a regulated market (see 4 below), with the rules of that exchange (and the associated clearing house) applying, or trading on another exchange or, in deed, off-exchange. Deposited collateral may lose its identity as your property once dealings on your behalf are undertaken. Even if your dealings should ultimately prove profitable, you may not get back the same assets which you deposited, and may have to accept payment in cash. You should ascertain from the firm how your collateral will be dealt with.
20.1	Effect of absolute title transfer

Where your collateral is subject to total title transfer to us, you should note that:
(a)	the assets cease to be your assets and you will no longer have a proprietary claim over them. They will not be held subject to the rules of the applicable regulator in safe custody (where they are financial instruments) or subject to client money protection (where they are cash). The asset become our assets and we can deal with them in our own right;

(b)	you will have an unsecured contractual claim against us for re-transfer of equivalent assets; and

(c)	as a result, the assets will not be subject to a trust or otherwise insulated in our insolvency. And, in such event, you may not receive back everything so transferred to us and you will only rank as a general creditor.

Asset Management
21	Short sales

Selling “short” means to sell financial instruments that you do not own at the time of the sale. The seller has an obligation to deliver the product sold at the settlement date which will generally be a few days later than the trade date, so he will either go into the market to buy the relevant financial instruments for delivery or he will “borrow” the relevant financial instruments under a stock lending arrangement (for further detail on this see 11 below).

Short selling is a technique used by investors who want to try to profit from the falling price of a financial instrument. If the price of the financial instrument drops after the investor has sold short (in other words at the time when he is buying or borrowing the relevant financial instruments for delivery), the investor will make a profit. If however the price of the financial instrument rises after the investor has sold short, the investor will have automatically made a loss, and the loss has the potential to get bigger and bigger if the price of the financial instrument continues to rise before the investor has gone into the market to buy or borrow the financial instrument to settle the short sale.

22	Limited liability transactions

Before entering into a limited liability transaction, you should obtain from the firm a formal written statement confirming that the extent of your loss liability on each transaction will be limited to an amount agreed by you before you enter into the transaction.

The amount you can lose in limited liability transactions will be less than in other margined transactions, which have no predetermined loss limit. Nevertheless, even though the extent of loss will be subject to the agreed limit, you may sustain the loss in a relatively short time. Your loss may be limited, but the risk of sustaining a total loss to the amount agreed is substantial.

23	Commissions/Transaction costs

Before you begin to trade, you should obtain details of all commissions and other charges for which you must be liable.

When products are purchased or sold, several types of incidental costs (including transaction fees and commissions) are incurred in addition to the current price of the security. These incidental costs may significantly reduce or even exclude the profit potential of the products. For instance, credit institutions as a rule charge their clients for own commissions which are either fixed minimum commissions or pro-rata commissions depending on the order value. To the extent that additional domestic or foreign parties are involved in the execution of an order, including but not limited to domestic dealers or brokers in foreign markets, you must take into account that you may also be charged for the brokerage fees, commissions and other fees and expenses of such parties (third party costs).

In addition to such costs directly related to the purchase of products (direct costs), you must also take into account any follow-up costs (such as custody fees). You should inform yourself about any additional costs incurred in connection with the purchase, custody or sale of an investment before investing. The effect of transaction costs (for example on a new issue of securities) may result in the issue price of such securities falling below the market value when trading starts.

Asset Management
24	Suspensions of trading and Grey market investments

Under certain trading conditions it may be difficult or impossible to liquidate a position. This may occur, for example, at times of rapid price movement if the price rises or falls in one trading session to such an extent that under the rules of the relevant exchange trading is suspended or restricted. Placing a stop-loss order will not necessarily limit your losses to the intended amounts, because market conditions may make it impossible to execute such an order at the stipulated price.

Transactions may be entered into in:
(a)	a security whose listing on an exchange is suspended, or the listing of or dealings in which have been discontinued, or which is subject to an exchange announcement suspending or prohibiting dealings; or

(b)	a grey market security, which is a security for which application has been made for listing or admission to dealings on an exchange where the security’s listing or admission has not yet taken place (otherwise than because the application has been rejected) and the security is not already listed or admitted to dealings on another exchange.
There may be insufficient published information on which to base a decision to buy or sell such securities.

25	Deposited Cash and Property

You should familiarise yourself with the protections accorded to you in respect of money or other property you deposit for domestic and foreign transactions, particularly in the event of a firm insolvency or bankruptcy. The extent to which you may recover your money or property may be governed by specific legislation or local rules. In some jurisdictions, property, which had been specifically identifiable as your own, will be pro-rated in the same manner as cash for purposes of distribution in the event of a shortfall.

26	Stabilisation

Transactions may be carried out in securities where the price may have been influenced by measures taken to stabilise it.

Stabilisation enables the market price of a security to be maintained artificially during the period when a new issue of securities is sold to the public. Stabilisation may affect not only the price of the new issue but also the price of other securities relating to it. Regulations allow stabilisation in order to help counter the fact that, when a new issue comes on to the market for the first time, the price can sometimes drop for a time before buyers are found.

Stabilisation is carried out by a ‘stabilisation manager’ (normally the firm chiefly responsible for bringing a new issue to market). As long as the stabilising manager follows a strict set of rules, he is entitled to buy back securities that were previously sold to investors or allotted to institutions which have decided not to keep them. The effect of this may be to keep the price at a higher level than it would otherwise be during the period of stabilisation.

Asset Management
The Stabilisation Rules:
(a)	limit the period when a stabilising manager may stabilise a new issue;

(b)	fix the price at which he may stabilise (in the case of shares and warrants but not bonds); and

(c)	require him to disclose that he may be stabilising but not that he is actually doing so.
The fact that a new issue or a related security is being stabilised should not be taken as any indication of the level of interest from investors, nor of the price at which they are prepared to buy the securities.
27	Non-readily realisable investments

Both exchange listed and traded and off-exchange investments may be non-readily realisable. These are investments in which the market is limited or could become so. Accordingly, it may be difficult to assess their market value and/or to liquidate your position.

28	Stock lending/Repo’s

The effect of lending (or repo’ing) securities to a third party is to transfer title to them to the borrower (or repo purchaser) for the period that they are lent (or repo’ed). At the end of the period, subject to default of the borrower (or repo purchaser), the lender (or repo seller) receives back securities of the same issuer and type. The borrower’s (or repo purchaser’s) obligation to transfer equivalent securities is secured against collateral (which is usually transferred by a title transfer mechanism pursuant to market standard agreements). There is, accordingly, credit risk. Lending (or repo’ing) securities may affect your tax position.

29	Strategies

Particular investment strategies will carry their own particular risks. For example, certain strategies, such as ‘spread’ position or a ‘straddle’, may be as risky as a simple ‘long’ or ‘short’ position.